Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Benson Hill – Sustainable Food Technology Company Driving the Plant-Based Food Revolution – to Combine with Star Peak Corp II

•	Benson Hill, Inc. to become publicly listed through business combination with Star Peak Corp II (NYSE: STPC).

•	Founded in 2012, Benson Hill is unlocking the natural genetic diversity of plants to supply the ‘Picks and Shovels’ for the plant-based food revolution.

•	Company leverages artificial intelligence-driven proprietary food innovation engine, CropOS®, which combines data science, plant science and food science to create better tasting, more sustainable, healthier, and more affordable food choices.

•	Transaction to provide up to $625 million in gross proceeds, comprised of Star Peak’s $403 million of cash in trust, assuming no redemptions, and an oversubscribed and upsized $225 million common stock PIPE at $10.00 per share, including investments from funds and accounts managed by BlackRock, Van Eck Associates Corporation, Hedosophia, Lazard Asset Management, Post Holdings, existing Benson Hill investors and affiliates of Star Peak Corp II.

•	All existing Benson Hill shareholders will roll 100% of their equity holdings into the new public company, including Argonautic Ventures, Caisse de dépôt et placement du Québec (CDPQ), Fall Line Capital, GV, iSelect Fund, Lewis & Clark Ventures, Mercury Fund, Prelude Ventures, S2G Ventures, and Wheatsheaf, as well as other financial and strategic investors.

•	Transaction supports Benson Hill’s continued rapid growth in the forecasted $140 billion plant-based meat segment and broader $5 trillion agri-food industry, offering a pure-play ESG investment opportunity tied to improving human health and driving decarbonization.

•	Following the expected Q3 2021 transaction close, the combined company will have an estimated enterprise value of ~$1.35 billion and will be listed on the New York Stock Exchange under the new ticker symbol “BHIL.”

•	Investor call today, May 10, 2021 at 8:30 a.m. ET.

ST. LOUIS, MO and EVANSTON, IL, MAY 10, 2021 – Benson Hill, Inc. (the “Company” or “Benson Hill”), a food technology company unlocking the natural genetic diversity of plants, announced today that it will become publicly listed through a business combination with Star Peak Corp II (NYSE: STPC) (“Star Peak”). Upon closing of the transaction, the combined company will be named “Benson Hill, Inc.” and is expected to be listed on the New York Stock Exchange under the new ticker symbol “BHIL”. Matt Crisp, Chief Executive Officer of Benson Hill, will lead the combined company.

Benson Hill: Category-Defining Company Merging Food Technology and Innovative Plant-to-Plate Business Model

Benson Hill is a food technology company that uses artificial intelligence (AI), data and a variety of breeding techniques to create innovative food and ingredient products. Starting with the seed and through an integrated business model, the Company works with partners and growers to bring products to market that meet consumer needs for food that is healthier, more sustainable, more affordable and better tasting.

Benson Hill’s proprietary CropOS® technology platform uses predictive analytics to simulate tens of millions of genetic outcomes for plants, referencing an ever-expanding and unmatched data library. The technology has the potential to shave years off the traditional crop breeding process, shortening the time to market, and decreasing development costs for new food and ingredient products. Benson Hill’s approach is tailored to meet consumer demand and link the interests of both growers and consumers, which has been a historical divide in the food system.

With CropOS®, Benson Hill is working to:

•	Leverage the vast natural genetic diversity within plants to simultaneously optimize for quality traits such as nutrition and flavor profiles, as well as yield;

•	Improve sustainability through plant breeding innovations that can use fewer resources, including displacing the need for certain expensive water- and energy-intensive ingredient processing steps typically required to produce protein-rich ingredients used in plant-based meat alternatives; and

•	Increase access to healthier foods capable of delivering more nutrients that consumers are demanding, while offering cleaner labels for food companies and retailers.

Benson Hill deploys an innovative go-to-market approach that significantly reduces technological and product risk. An integrated supply chain ensures plant-to-plate traceability and preserves product identity needed to validate sustainability and product benefits to customers. This approach can help facilitate broad adoption through production partnerships and licensing agreements as customer and consumer demand increases.

Ingredients and Fresh Business Segments Delivering Innovative Products

Benson Hill operates two business segments, Ingredients and Fresh, which can leverage the Company’s AI-driven proprietary CropOS® technology platform and integrated production systems to deliver enhanced products.

The Ingredients segment is focused on enhancing soybean and yellow pea ingredients for the fast-growing plant-based protein market as well as pet food and animal feed inputs. In soy, Benson Hill is working with its partner growers to scale production of Ultra-High Protein (UHP) soybean varieties in 2021, which can reduce processing costs and water and energy usage. In yellow pea, the Company has developed a comprehensive genomic map that, in combination with its CropOS® platform, enables Benson Hill to accelerate its breeding program to develop uniquely differentiated varieties. Leveraging these capabilities, Benson Hill is working on a pipeline of products with the potential to significantly reduce off-flavors, increase protein content and ultimately displace the need for expensive, energy- and water-intensive processing steps typically required to produce protein ingredients used in plant-based meat alternatives.

The Fresh business segment is positioned to deliver differentiated fresh produce to meet consumer and grower demand by combining Benson Hill’s advanced technology capabilities with an extensive grower base, distribution network, and retail relationships of J&J Family of Farms, Inc., its integrated field produce subsidiary. With its powerful technology and valuable grower partnerships, the business segment is well-positioned in the years to come to develop and commercialize differentiated produce and “functional foods” with the potential to serve the growing food health convergence between the produce and pharmacy aisles.

Management Comments

“At Benson Hill, we believe the natural genetic diversity of plants has untapped potential to make great-tasting food and ingredient choices that are healthier, more sustainable, and more affordable,” said Matt Crisp, Chief Executive Officer of Benson Hill. “Since our founding in 2012, we have developed our CropOS® technology platform to combine data science, plant science, and food science, a truly differentiating convergence of disciplines. As a result of this technology innovation and our go-to-market approach, we are now at the launch phase to deliver and help meet the explosive demand for plant-based ingredients that can displace processing steps, reduce additives, and serve as the ‘picks and shovels’ for the plant-based food revolution.”

“This transaction will empower Benson Hill’s continued rapid growth and commercial expansion, providing access to resources to drive scale by strengthening our proprietary technology platform, growing partnerships across the supply chain, and expanding product commercialization efforts. We believe we are now poised to take Benson Hill to new levels with a partner in Star Peak that shares our commitment to sustainability. We look forward to working closely with the Star Peak team to create value for our shareholders, value chain partners, farmers, and consumers as we help shape the future of food.”

Mike Morgan, Chairman of Star Peak, commented, “Benson Hill is a truly category-defining food technology company, with a game-changing technology platform and a significant and growing addressable market, that’s the first of its kind to go public. Benson Hill and its exceptional management team perfectly align with Star Peak’s mission to provide growth capital to a market-leading business focused on sustainability and decarbonization. We believe Benson Hill is well positioned to be a market leader in the plant-based food revolution and will drive significant benefits for both human health and the planet.”

“We believe Benson Hill is at the epicenter of the evolution in our food system, with a business model that’s capable of materially transforming the sector by accelerating novel products’ paths to market and scale,” Eric Scheyer, Chief Executive Officer of Star Peak, added. “We furthermore believe that Benson Hill represents an attractive opportunity to capitalize on the scarcity value of high-quality public food technology companies with attractive ESG characteristics.”

Benson Hill Investment Highlights:

•	Significant and Growing Addressable Market Opportunity: The fast growing plant-based meat segment is estimated to reach $140 billion by 2029, and the overall addressable market for the agri-food industry is estimated at $5 trillion.

•	Pure Play ESG Investment Opportunity: Benson Hill’s business model unlocks environmental and social benefits on farm and at all stages of product production, and aligns with U.N. Sustainable Development Goals.

•	Unique and Proprietary Innovation Engine – CropOS®: The Company has a robust proprietary data library that is expected to double in size every year, with high-performance soybean breeding data, hundreds of billions of data points to understand natural genetic variation for biodiversity, and 120,000 unique plant genomes across 27 species incorporated to-date. CropOS® leverages this data library to accelerate Benson Hill’s product paths to market.

•	Capitalized for Growth: The transaction is expected to result in a strong, debt free balance sheet[1] to execute on the Company’s strategic plan.

•	Rapidly Growing Revenue at Commercial Inflection: The Company generated $102 million in revenue in 2020[2] and is projecting robust near-term growth, driven by existing and validated products. The commercialization of innovative products in the Ingredients segment is expected to deliver annual topline growth in the range of 50% to 100% in the near-term. Over the longer-term, the Company expects its focus on production partnerships, licensing and royalties will help it scale and deliver products across numerous end-markets, including those in animal feed, pet food, and human plant-based food ingredients.

1 Excludes financing leases.

2 Excludes revenue from a business divested in 2020.

Transaction Overview

Following the close, Benson Hill will have a pro forma enterprise value of approximately $1.35 billion based on the $10.00 per share price of Star Peak common stock and assuming no redemptions by Star Peak shareholders. The transaction will provide approximately $625 million in gross proceeds to the Company (assuming no redemptions by Star Peak shareholders), including an oversubscribed and upsized $225 million fully committed common stock PIPE at $10.00 per share, demonstrating strong support from investors including funds and accounts managed by BlackRock, Van Eck Associates Corporation, Hedosophia, Lazard Asset Management, Post Holdings, existing Benson Hill investors and affiliates of Star Peak. Benson Hill intends to use proceeds from the transaction to accelerate investments in CropOS®, strengthen partner development efforts, support product commercialization and expand into new agri-food markets. Benson Hill’s existing shareholders will convert 100% of their ownership stakes into the new company.

The transaction has been unanimously approved by the Boards of Directors of both Benson Hill and Star Peak. It is expected to close in the third quarter of 2021, subject to the satisfaction of customary closing conditions, including the approval of Star Peak’s shareholders and Benson Hill shareholders.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Star Peak today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC are serving as joint financial advisors and capital markets advisors to Star Peak and as co-placement agents on the PIPE offering. Kirkland & Ellis LLP is serving as legal advisor to Star Peak. Barclays is serving as exclusive financial advisor and capital markets advisor to Benson Hill, as well as co-placement agent on the PIPE offering. Winston & Strawn LLP is serving as legal advisor to Benson Hill.

Conference Call Information

Benson Hill and Star Peak will host a joint investor conference call to discuss the transaction today, May 10, 2021, at 8:30 a.m. ET. The conference call can be accessed by dialing +1 877-407-0789 within the U.S. or +1 201-689-8562 for all other locations.

A webcast of the conference call is also available at http://public.viavid.com/index.php?id=144813. A telephone replay will be available until May 24, 2021 by dialing +1 844-512-2921 within the U.S. or +1 412-317-6671 for international callers and entering the passcode 13719518. The conference call replay will also be accessible on Benson Hill’s investor relations website at https://bensonhill.com/investors.

About Benson Hill

Benson Hill moves food forward with the CropOS® platform, a cutting-edge food innovation engine that combines data science and machine learning with biology and genetics. Benson Hill empowers innovators to unlock nature’s genetic diversity from plant to plate, with the purpose of creating healthier, great-tasting food and ingredient options that are both widely accessible and sustainable. More information can be found at bensonhill.com or on Twitter at @bensonhillinc.

About Star Peak Corp II

Led by an experienced management team that has a long history of partnering with high-quality companies across the sustainability, energy infrastructure, renewables and technology landscape – and sponsored by Star Peak Sponsor II LLC, a group comprised of Michael C. Morgan and members of Magnetar Capital, Star Peak Corp II is a special purpose acquisition company created to identify and merge with a market-leading business well-positioned to capitalize on trends in sustainability and emissions reduction. For more information about Star Peak Corp II, visit stpc.starpeakcorp.com.

Important Information for Investors and Stockholders

The proposed transactions will be submitted to stockholders of Star Peak for their consideration and approval at a special meeting of stockholders. In addition, Benson Hill will solicit written consents from its stockholders for approval of the proposed transactions. In connection with the proposed transactions, Star Peak intends to file a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a proxy statement to be distributed to Star Peak stockholders in connection with Star Peak’s solicitation for proxies for the vote by Star Peak’s stockholders in connection with the proposed transactions and other matters as described in such Registration Statement, a consent solicitation statement of Benson Hill to solicit written consents from its stockholders in connection with the proposed transactions and a prospectus relating to the offer of the securities to be issued to Benson Hill’s stockholders in connection with the completion of the Merger. After the Registration Statement has been filed and declared effective, Star Peak will mail a definitive proxy statement / consent solicitation statement / prospectus and other relevant documents to its stockholders as of the record date established for voting on the proposed transactions. Investors, Star Peak’s stockholders and other interested parties are advised to read, when available, the preliminary proxy statement, and any amendments thereto, and the definitive proxy statement in connection with Star Peak’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed transaction because the proxy statement / consent solicitation statement / prospectus will contain important information about the proposed transaction and the parties to the proposed transaction. Stockholders will also be able to obtain copies of the proxy statement/consent solicitation statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Star Peak Corp II, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Star Peak and Benson Hill and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Star Peak’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement to be filed with the SEC by Star Peak, which will include the proxy statement/consent solicitation statement / prospectus for the proposed transaction. Information regarding the directors and executive officers of Star Peak is contained in Star Peak’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Star Peak’s or Benson Hill’s future financial or operating performance. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Star Peak and its management, and Benson Hill and its management, as the case may be, are inherently uncertain factors that may cause actual results to differ materially from current expectations include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against Star Peak, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Star Peak, to obtain financing to complete the business combination or to satisfy other conditions to closing; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet the NYSE’s listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of Benson Hill as a result of the announcement and consummation of the business combination; 7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that Benson Hill or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) Benson Hill’s estimates of its financial performance; 12) the impact of the COVID-19 pandemic and its effect on business and financial conditions; and 13) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Star Peak’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, in the proxy statement / consent solicitation statement / prospectus relating to the proposed business combination (when available), and other documents filed or to be filed with the SEC by Star Peak. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. There may be additional risks that Star Peak and Benson Hill presently do not know or that Star Peak and Benson Hill currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Star Peak nor Benson Hill undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Contacts

Benson Hill

For Media

Melanie Bernds

Benson Hill

314-605-6363

mbernds@bensonhill.com

Aaron Palash / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

For Investors

Ruben Mella

Benson Hill

314-714-6313

rmella@bensonhill.com

Star Peak

For Investors

Courtney Kozel

847-905-4500

Info@starpeakcorp.com

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

For Media

Tricia Quinn

847-905-4500

Info@starpeakcorp.com

Cory Ziskind

ICR

646-277-1232

Cory.Ziskind@icrinc.com

Source: Star Peak Corp II